As filed with the Securities and Exchange Commission on July 13, 1998


                                       Registration No. 333-__________


                        WASHINGTON, D.C. 20549

                               FORM SB-2
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933


                    MERGE TECHNOLOGIES INCORPORATED
      ----------------------------------------------------------
      (Name of small business issuer as specified in its charter)



     WISCONSIN                   3669                39-1600938
------------------------    -----------------     -----------------
(State of Incorporation)    (Primary Standard     (I.R.S. Employer
                            Industrial            Identification
                            Classification        Number)
                            Code Number)



                        1126 SOUTH 70TH STREET
                              SUITE S107B
                    MILWAUKEE, WISCONSIN 53214-3151
                            (414) 475-4300
          (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices)


                         WILLIAM C. MORTIMORE
                               PRESIDENT
                        1126 SOUTH 70TH STREET
                              SUITE S107B
                    MILWAUKEE, WISCONSIN 53214-3151
                            (414) 475-4300
       (Name, address, including zip code, and telephone number,
              including area code, of agent for service)


                               COPY TO:

                      MITCHELL D. GOLDSMITH, ESQ.
                        Shefsky & Froelich Ltd.
                  444 N. Michigan Avenue, Suite 2500
                           Chicago, IL 60611
                             (312)527-4000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effectiveness of this registration statement but not before August 1, 1998.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [ X ]

                                      CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS                       PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
  OF SECURITIES TO         AMOUNT TO       OFFERING PRICE      AGGREGATE OFFERING    REGISTRATION
   BE REGISTERED         BE REGISTERED      PER SHARE (1)            PRICE                FEE
------------------       -------------     ---------------     ------------------    ------------

Common Stock                108,942             $3.50               $381,297            $112.48



    (1)   Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS
EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF
1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SAID SECTION 8(a), MAY DETERMINE.




                              PROSPECTUS

                            108,942 Shares

                    Merge Technologies Incorporated
                             Common Stock


    This Prospectus relates to the resale of up to an aggregate of 108,942 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Merge Technologies Incorporated, a Wisconsin corporation (the "Company"), which may be offered (the "Offering") for sale by Sirrom Capital Corporation ("Sirrom" or the "Selling Stockholder"), as described in this Prospectus. Unless the context otherwise requires, the terms "Merge" and the "Company" include Merge Technologies Incorporated, a Wisconsin corporation, and its subsidiary, Signal Stream, Inc., a Wisconsin corporation ("SSI"). The Common Stock offered hereby was acquired by Sirrom when it exercised a warrant issued for nominal consideration as part of a private financing transaction between the Company and Sirrom. See "Certain Relationships and Related Transactions." The Common Stock is included for quotation on the Nasdaq SmallCap Market under the symbol "MRGE." On July 10, 1998, the last reported price for the Common Stock as reported by Nasdaq was $3.50 per share. As of July 10, 1998, the Company had a total of 5,778,216 shares of Common Stock outstanding.

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         PRICE TO      UNDERWRITING     PROCEEDS TO
                        PUBLIC (1)     DISCOUNT (2)     SIRROM (3)

Per Share . . . . . .     $3.50             n/a            $3.50
Total . . . . . . . .  $381,297             n/a         $381,297


(1) Reflects the last reported closing price of the Common Stock on the Nasdaq SmallCap Market prior to the date of this Registration Statement. The actual price at which Common Stock will be sold may vary.
(2)  This Offering does not involve an underwriter.
(3) Reflects the last reported closing price of the Common Stock on the Nasdaq SmallCap Market prior to the date of this Registration Statement. The expenses of the Offering, estimated to be $15,612, including legal, accounting and registration fees, are payable by the Company. See "Plan of Distribution."


            The date of this Prospectus is ______ __, 1998.

                        ADDITIONAL INFORMATION

     The Company is subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and files reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) (File No. 333-_____) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to a copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, each such statement being qualified in all respects by such reference. For further information, reference is hereby made to the Registration Statement and to the schedules and exhibits thereto, which can be inspected and copied at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of each such document may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, such material can also be obtained from the Commission's Web site at http://www.sec.gov. The Common Stock is included for quotation on the Nasdaq SmallCap Market and copies of reports and other material concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1801 K Street, N.W., 8th Floor, Washington, D.C. 20006.

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company incorporates by reference herein the following documents filed pursuant to the Exchange Act under the Company's Exchange Act File No. 0-29486: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (ii) the Company's quarterly report on Form 10-QSB for the quarter ended March 31, 1998; and (iii) the Company's Proxy Statement dated May 18, 1998. All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus also shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing these reports and documents. Any statement incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes this statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will not update this Prospectus for events occurring subsequent to the date of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of the person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to documents, unless these exhibits are specifically incorporated by reference into the document). Requests for these documents should be made to the Investor Relations Department at the Company's principal executive offices located at 1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151; telephone number (414) 475-4300.

     MergeMVP [trademark], MergeXPI [trademark], MergeAPS [trademark], MergeARK [trademark], MergeCOM-3 [trademark], MergeLINK [trademark], MergeWorks [trademark], CaseWorks [trademark], MergeVPI [trademark], MergeDPI [trademark], MergeXPI [trademark], MergeReader [trademark], MergeBOX [trademark] and ReportManager [trademark], among other marks, are trademarks or service marks of the Company.

                             RISK FACTORS

PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS.

LACK OF CONSISTENT PROFITABILITY; HISTORY OF OPERATING LOSSES AND WORKING CAPITAL DEFICITS; SUBSTANTIAL INTANGIBLE ASSETS

     Although the Company experienced significant revenue growth from fiscal 1995 through fiscal 1997, it incurred net losses of approximately $209,000 in fiscal 1997, $114,000 in fiscal 1996 and approximately $574,000 in fiscal 1995, respectively. The Company incurred a net loss of approximately $57,000 for the three months ended March 31, 1998 and approximately $45,000 for the three months ended March 31, 1997. There can be no assurance that revenue growth will continue or that the Company will consistently achieve profitability in the future. As of March 31, 1998, the Company had working capital of approximately $9,340,000. However, the Company experienced working capital deficits of approximately $1,972,000 in 1997, $438,000 in 1996 and $1,243,000 in 1995. The Company had
intangible assets of approximately $3,057,000 as of March 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OPERATING RESULTS MAY FLUCTUATE

     The Company's operating results are subject to quarterly and other fluctuations due to a variety of factors. A significant portion of the Company's business is derived from orders placed by OEMs, and the timing of such orders could cause material fluctuations in the Company's business and operating results. Other factors that may cause the Company's operating results to fluctuate include changes in sales volumes through the Company's distribution channels, changes in the mix of products sold, the timing of new product announcements and introductions by the Company and its competitors, market acceptance of new or enhanced versions of the Company's products, availability and cost of products from the Company's suppliers, competitive pricing pressures, the gain or loss of significant customers, increased research and development expense associated with new product introductions and economic conditions generally or in various geographic areas. All of the above factors are difficult for the Company to forecast, and these or other factors can materially affect the Company's operating results for one quarter or series of quarters. In addition, the Company's gross margins may decrease in the future as a result of increasing sales of lower margin products and volume discounts. The Company expects to continue to increase its operating expenses for personnel and new product development. If the Company does not achieve increased levels of sales commensurate with these increased levels of operating expenses, the Company's business and operating results will be materially adversely affected. There can be no assurance that the Company will be profitable on a quarterly or annual basis. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INCREASED CREDIT AND PAYMENT RISKS ASSOCIATED WITH END-USER SALES

     The Company currently markets and sells a significant portion of its products to OEMs. The Company has not, in the past, experienced significant nonpayment or delays in payment on receivables from these customers. Increased direct sales to end-users, such as hospitals, may create delays in payment of receivables to the Company and may also increase the risk of nonpayment of receivables. The Company may bear increased interest expense if it experiences delays in receipt of payment on receivables as a result of increased sales directly to end-users as a percentage of total sales.

COMPANY MUST RESPOND TO TECHNOLOGICAL CHANGE; RISKS OF COMPANY'S
INVOLVEMENT WITH RAPIDLY DEVELOPING TECHNOLOGY

     The markets for the Company's products are characterized by rapid technological advances, product obsolescence, changes in customer requirements and evolving regulatory requirements and industry standards. The Company's future prospects will depend in part on its ability to enhance its medical image networking and management products in a timely manner and to identify, develop and achieve market acceptance of new products that address new technologies and standards and meet customer needs in the medical imaging network market. There can be no assurance that the Company will be able to respond to technological advances, changes in customer requirements or changes in regulatory requirements or industry standards or that the Company will be able to develop and market new products successfully. Any failure by the Company to anticipate or to respond adequately to technological developments in its industry, changes in customer requirements, or changes in regulatory requirements or industry standards, or any significant delays in the development, introduction or shipment of products, could have a material adverse effect on the Company's business and operating results. In anticipation of new product introductions by the Company or its competitors, customers could refrain from purchasing the Company's existing products. New products could render certain of the Company's existing products obsolete. Any of these events could materially adversely affect the Company's business and operating results. In addition, third-party payors, such as governmental programs and private insurance plans, can indirectly affect the pricing or relative attractiveness of the Company's products by regulating the maximum amount of reimbursement that they will provide for the taking, storing and interpretation of medical images. A decrease in the reimbursement amounts for radiological procedures may decrease the amount which physicians, clinics and hospitals are able to charge patients for such services. As a result, the rate of adoption of new technologies may decrease as capital investment budgets are reduced, thereby significantly reducing the demand for the Company's products.

BROAD CONTROL BY MANAGEMENT AND DIRECTORS

     The executive officers of the Company and members of the Company's Board of Directors, own 1,832,619 shares (inclusive of vested options to acquire an additional 362,142 shares) of the Company's issued and outstanding Common Stock. Consequently, the executive officers and Directors control 30% of the total voting power of the Company's Common Stock. By virtue of such ownership, the executive officers and Directors voting as a group may be able to influence significantly certain matters with respect to the Company, including without limitation: (i) the election of all of the Directors; (ii) increases in authorized capital stock; (iii) the dissolution or merger of the Company or the sale of the Company's assets; and (iv) discretion over the day-to-day affairs of the Company. See "Management" and "Principal Shareholders."

COMPANY DEPENDS ON MAJOR CUSTOMERS

     The Company sells a majority of its products to a relatively limited number of OEMs, VARs and dealers. Aggregate sales to the Company's ten largest customers represented approximately 68% , 74% and 77% of the Company's net sales in 1996, 1997 and for the quarter ended March 31, 1998, respectively. During 1996, Picker, Philips and Siemens accounted for approximately 26%, 15% and 10%, respectively, of the Company's net sales. For 1997, Picker and Philips accounted for approximately 23% and 14%, respectively, of the Company's net sales. For the quarter ended March 31, 1998, Konica and Picker accounted for approximately 38% and 17%, respectively, of the Company's net sales. There can be no assurance that the Company's current customers will continue to place orders with the Company or that the Company will be able to obtain orders from new customers. The loss of any one or more of the Company's major customers could materially adversely affect the Company's business and operating results. None of the Company's customers is subject to any minimum purchase requirements, and many of the Company's VAR and OEM customers offer competitive systems manufactured by third parties. Each of the Company's VAR and OEM customers and dealers can cease marketing the Company's products at its respective option, and the loss of one or more significant customers could materially adversely affect the Company's business and operating results. See "Business -- Sales, Marketing and Distribution."

EXPANSION OF INTERNATIONAL SALES EFFORTS; CURRENCY RISK

     An important component of the Company's business plan includes increasing its sales to customers outside the United States, which represented 36% of the Company's net sales during fiscal 1997 and 31% of the Company's net sales for the three months ended March 31, 1998. Sales in foreign currency represented approximately 6.7% of the Company's net sales during fiscal 1997 and 5.0% of the Company's net sales for the three months ended March 31, 1998; however, the Company anticipates that this percentage may increase in the future. The Company does not hedge against risks associated with receipt of foreign currency. The Company does, however, anticipate that if sales outside the United States increase in the future, the Company may deem it advisable to hedge against risks associated with receipt of foreign currency. No assurance can be given that such hedging, if undertaken, will prevent the Company from incurring losses due to currency fluctuation.

     In order to increase foreign sales, it may be necessary or desirable for the Company to expand its sales force, or establish additional offices outside the United States. The increased costs of hiring new personnel or establishing offices could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE UPON KEY PERSONNEL

     The Company's continued success will depend to a significant degree upon the efforts and abilities of its senior management, in particular, William C. Mortimore, its President and Chief Executive Officer, William L. Stafford, Vice President -- Sales, David M. Noshay, Vice President -- Marketing, Dwight A. Simon, Vice President -- Engineering, Colleen M. Doan, Chief Financial Officer and Michael J. Franco, Chief Technical Officer. Of these key personnel, only Mr. Mortimore has an employment agreement with the Company. See "Management -- Employment Agreements." The loss of the services of any of these officers could have a material adverse effect on the Company. The Company maintains term life insurance policies covering the life of Mr. Mortimore in the amount of $2,000,000 and covering the lives of each of Mr. Stafford, Mr. Noshay, Mr. Simon and Ms. Doan in the amount of $500,000, the proceeds of which would be payable to the Company.

POTENTIAL DIFFICULTY IN HIRING ADDITIONAL SALES AND ENGINEERING PERSONNEL

     The Company's ability to carry out its business plan depends in part upon its ability to hire and retain skilled sales and marketing professionals and engineering specialists. Although the Company believes it will be able to hire qualified personnel for such purposes, an inability to do so could materially adversely affect the Company's ability to market, sell and enhance its product lines. The market for qualified experienced sales and marketing professionals and engineering specialists has historically been, and the Company expects that it will continue to be, intensely competitive. The inability to recruit and retain qualified employees could materially adversely affect the Company's results of operations and financial condition.

PROTECTION OF INTELLECTUAL PROPERTY RIGHTS

     Although on April 14, 1998 the Company received U.S. patent number 5,740,248 for CaseWorks, a product currently in development, and has also submitted foreign patent applications on CaseWorks, the Company generally does not rely on patent protection with respect to its products. Instead, the Company relies on a combination of copyright and trade secret laws, employee and third-party confidentiality agreements and other measures to protect intellectual property rights pertaining to its systems and technology. There can be no assurance, however, that applicable copyright or trade secret laws or these agreements will provide meaningful protection of the Company's copyrights, trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such copyrights, trade secrets, know-how or other proprietary information. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that third parties will not assert patent, copyright or other intellectual property infringement claims against the Company with respect to its products or technology or other matters. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time-consuming and expensive to defend or prosecute and resolve. To date, the Company has not initiated any intellectual property infringement claims, and no such claims have been asserted against it. See "Business -- Intellectual Property."

GOVERNMENT REGULATION

     The manufacturing and marketing of the Company's products are subject to government regulation as medical devices in the United States by the United States Food and Drug Administration (the "FDA") and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is uncertain and is often lengthy and expensive. The Company believes that its success depends upon commercial sales of improved versions of its products, certain of which cannot be marketed in the United States and other regulated markets unless and until the Company obtains clearance or approval from the FDA and its foreign counterparts. Failure to comply with applicable regulatory requirements could result, among other things, in warning letters, seizures of the Company's products, total or partial suspension of the Company's production operations, refusal of the government to grant market clearance or pre-market approval, withdrawal of approvals or criminal prosecution.

     The Company is also subject to other federal, state and local laws and regulations relating to safe working conditions and manufacturing practices. In addition, sales of the Company's products outside the United States are subject to various foreign regulatory requirements. The extent of government regulation that might result from any future legislation or administrative action cannot be predicted. Failure to comply with domestic regulatory requirements or to obtain any necessary foreign certifications or regulatory approvals, or any other failure to comply with regulatory requirements outside the United States could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

PRODUCT LIABILITY; RISK OF PRODUCT DEFECTS

     The Company has licensing agreements with certain of its customers, which typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Furthermore, although the Company tries to include provisions limiting its exposure to product liability in its sales agreements, the Company is not always successful in doing so. Moreover, some of the Company's products are sold without agreements addressing product liability claims at all. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. Although the Company has procured product liability insurance, there can be no assurance that it will continue to obtain such insurance on favorable terms or that such insurance will be sufficient to fully protect the Company against a successful product liability claim. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, results of operations and financial condition. Software products such as those offered by the Company occasionally contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing, the Company could in the future lose or delay recognition of revenues as a result of software errors or defects, the failure of its products to meet customer specifications or otherwise. Although to date, the Company's business has not been materially adversely affected by any such errors, defects or failure to meet specifications, there can be no assurance that defects will not be found in new or existing products or releases after commencement of commercial shipments or that such products will meet customer specifications, resulting in loss or deferral of revenues, diversion of resources, damage to the Company's reputation, or increased service and warranty and other costs, any of which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Products Under Development."

SIGNIFICANT UNALLOCATED NET PROCEEDS OF INITIAL PUBLIC OFFERING; BROAD DISCRETION OF MANAGEMENT

     A significant portion of the remaining proceeds of the initial public offering (the "IPO") of the Common Stock completed in the quarter ended March 31, 1998 have not been allocated for specific uses by the Company. The Company intends to use some of the remaining net proceeds of the IPO to fund increases in accounts receivable, to increase sales and marketing and research and development, to hire additional personnel and for other working capital and general corporate purposes. In addition, the Company may use a portion of the remaining net proceeds of the IPO to acquire businesses, products or technologies complementary to its business, although the Company has no present plans, intentions, understandings, commitments or agreements, nor is it currently engaged in any negotiations, with respect to any possible acquisitions. Pending such uses, the Company has invested the remaining net proceeds from the IPO in short-term, investment-grade, interest-bearing securities. The Company has no other specific uses for the remaining proceeds of the IPO, and the exact use of the proceeds will be subject to the discretion of management.

MARKETS FOR THE COMPANY'S PRODUCTS ARE HIGHLY COMPETITIVE

     The markets for the Company's products are highly competitive. Many of the Company's customers purchase products from both the Company and its competitors. The Company has one primary competitor in the imaging acquisition network business, which includes the Company's MergeMVP product. In the DICOM software package business, the Company primarily competes directly and indirectly with a number of other entities, including the Radiological Society of North America, which offers a version of DICOM (originally developed by Mallinckrodt Institute of Radiology) as "freeware" available to be downloaded without charge from the Internet, but which offers more limited features and no user support. The Company also faces competition from picture archiving and communication systems ("PACS") manufacturers. See "Business -- Competition."

     In the application of MergeWorks Connectivity Products specifically for hardcopy film networks, which include the MergeAPS print server and the MergeXPI printer interface, the Company competes with multiple film vendors. However, since the MergeAPS print server works with any of the laser film printers available from these vendors, these companies also have purchased products from the Company when they have needed to interface with other competing manufacturers' products. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets. The Company could also face competition from networking equipment and telecommunications manufacturers if such companies were either to develop DICOM capability for their products, or purchase from one of the Company's competitors products that provide DICOM capability. Many of the Company's current and potential competitors have greater resources than those of the Company in areas including finance, research and development, intellectual property and marketing. Many of these competitors also have broader product lines and longer standing relationships with customers in the medical imaging field than those of the Company.

     The Company believes that its ability to compete successfully depends on a number of factors both within and outside of its control, including: applications innovation; product quality and performance; price; experienced sales, marketing and service organizations; rapid development of new products and features; continued active involvement in the development of DICOM and other medical communication standards; and product and policy decisions announced by its competitors. There can be no assurance that the Company will be able to compete successfully with existing or new competitors.

POSSIBILITY OF NASDAQ QUOTATION TERMINATION OR SUSPENSION AND DECREASE IN STOCK PRICE

     Continued trading of the Common Stock on the Nasdaq SmallCap Market is conditioned upon maintaining certain asset, capital and surplus, earnings and stock price tests. To maintain eligibility on the Nasdaq SmallCap Market, the Company must, among other things, maintain compliance with one of the following three tests: (i) net tangible assets in excess of $2,000,000; (ii) market capitalization of $35,000,000; or (iii) net income of $500,000 in the latest fiscal year or in two of the last three fiscal years. If the Company fails all of these tests or if the Company fails to maintain an average bid price of at least $1.00 per Share, the Common Stock may be suspended or terminated from inclusion on the Nasdaq SmallCap Market. The effects of suspension or termination include the limited release of the market prices of the Common Stock and limited news coverage of the Company. Suspension or termination may restrict investors' interest in the Common Stock and materially adversely affect the trading market and prices for such securities and the Company's ability to issue additional securities or to secure additional financing. In addition to the risk of volatility of stock prices and possible suspension or termination, low price stocks are subject to additional risks of additional federal and state regulatory requirements and the potential loss of effective trading markets. In particular, if trading of the Common Stock on the Nasdaq SmallCap Market was to be suspended or terminated and the trading price of the Common Stock was less than $5.00 per share, such Common Stock could be subject to Rule 15g-9 under the Exchange Act, which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving any purchaser's written consent prior to any transaction. In such case, the Common Stock could also be deemed "penny stock" under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the Common Stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Common Stock and the ability of purchasers in this Offering to sell their Common Stock in the secondary market. See "Risk Factors-Recent IPO" and "-Potential Adverse Impact on Market Price of Shares Eligible for Future Sale and Registration Rights."

RECENT IPO

     Prior to the IPO there was no market for the Common Stock. Although the Common Stock is included for quotation on the Nasdaq SmallCap Market, there can be no assurance that an active trading market will develop for the Common Stock, or, if developed, that it will be maintained. Certain factors, such as subsequent sales of Common Stock into the market by existing shareholders, including Sirrom, and market conditions generally, could cause the market price of the Common Stock to vary substantially. In addition, H.C. Wainwright & Co. Inc, the Underwriter of the IPO and the Representative of the several underwriters of the IPO (the "Underwriter" or the "Representative", as applicable) has registration rights for the Common Stock it owns or may acquire and accordingly, will have the ability to exercise these rights and sell these shares substantially free of securities law restrictions,. Also, certain existing shareholders have held their shares for over one year and will be able to sell these shares substantially free of securities law restrictions, subject to contractual agreements not to sell these shares prior to certain dates. See "Risk Factors-Lack of Consistent Profitability; History of Operating Losses and Working Capital Deficits; Substantial Intangible Assets," "Certain Relationships and Related Transactions" and "Shares Eligible for Future Sale."

ADDITIONAL FUNDING MAY BE NECESSARY

     The Company believes that the remaining net proceeds from the IPO, together with current cash and cash equivalent balances and internally generated funds, will satisfy the Company's projected requirements for the twelve months following the date of this Prospectus for sales and distribution, research and development, working capital and commitments under its employment agreements with its European employees (all of which the Company believes to be at fair market wages) and with Mr. Mortimore, the Company's President and Chief Executive Officer. Thereafter, if cash generated from operations is insufficient to satisfy the Company's projected requirements, or if the Company subsequently elects to use funds for acquisitions or other matters, the Company may be required to sell additional equity or debt securities or obtain additional bank or other credit facilities. There can be no assurance that the Company will be able to sell such securities or obtain such credit facilities on acceptable terms in the future, if at all. This potential sale of additional equity or debt securities could result in further dilution to the Company's shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NO INTENTION TO DECLARE OR PAY DIVIDENDS

     The Company does not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. The Company also anticipates that it may in the future seek to obtain a loan, revolving credit agreement or other financing arrangement, the terms of which, although not known to the Company at this time, may prohibit the declaration and payment of dividends without prior lender approval. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. See "Dividend Policy."

POTENTIAL ADVERSE IMPACT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK

     The Company's Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Although the Company has no present plans to issue shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

ANTITAKEOVER MEASURES

     The Company's Articles of Incorporation and By-Laws, along with Wisconsin statutory law, contain provisions that could discourage potential acquisition proposals and might delay or prevent a change in control of the Company. Such provisions could result in the Company being less attractive to a potential acquiror and could result in the shareholders receiving less for their Common Stock than otherwise might be available in the event of a takeover attempt. See "Description of Securities -- Certain Statutory and Other Provisions."

POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE AND REGISTRATION RIGHTS

     The Company has outstanding 5,778,216 shares of Common Stock. Currently, 2,185,000 shares of Common Stock are freely tradeable without restriction or further limitation under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations imposed on "affiliates" of the Company under Rule 144 promulgated under the Securities Act ("Rule 144"). The 108,942 shares of Common Stock offered hereby are currently "restricted securities" within the meaning of Rule 144 and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. Sirrom has agreed with the Company not to sell, pledge, encumber or otherwise dispose of any of the 108,942 shares of Common Stock offered hereby until August 1, 1998. After August 1, 1998, the 108,942 shares of Common Stock offered hereby may be sold without restriction or further limitation under the Securities Act. The remaining 3,484,274 outstanding shares of Common Stock are "restricted securities." Pursuant to the Company's 1996 Stock Option Plan, options to acquire up to 924,043 shares of Common Stock are held by employees and pursuant to the Company's 1998 Stock Option Plan for Directors, options to acquire 60,000 shares of Common Stock are held by directors; if exercised, the shares so issued shall be freely tradeable subject to certain limitations imposed by Rule 701, including limitations under Rule 144, promulgated under the Securities Act. In addition, the Representative owns warrants that entitle the Representative to purchase an aggregate of 190,000 shares of Common Stock at an initial exercise price per share equal to $7.80 per share (the "Representative's Warrants"). The Representative's Warrants will be exercisable through January 28, 2002 and contain certain demand and incidental registration rights relating to the underlying Common Stock. The holders of the Representative's Warrants may sell shares of Common Stock acquired by exercise of the Representative's Warrants after one year from the date of exercise thereof without registration subject to the limitations of Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, subject to certain restrictions, sell within any three-month period a number of shares which does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock; or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission as required by Rule 144. Rule 144 also permits the sale of shares without any volume limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The one-year holding period with respect to 3,484,274 outstanding shares of Common Stock has expired or, with respect to shares issued upon the exercise of options granted under the Company's 1996 Stock Option Plan, is no longer applicable.

     In connection with the IPO, holders of Common Stock and outstanding stock options holding approximately 67% of the Company's outstanding Common Stock and outstanding options agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company they currently hold without the prior written consent of the Underwriter for the following periods: (i) shareholders holding approximately 62% of the Company's outstanding Common Stock have agreed to such restrictions with respect to all of their current stockholdings, and shares they may obtain by exercising options currently held by them, through October 31, 1998 (275 days following the IPO) and, with respect to 50% of their current stockholdings, and shares they may obtain by exercising options currently held by them through April 29, 1999 (455 days following the IPO); and (ii) Sirrom and Alpha Capital Venture Partners, Limited ("Alpha"), who hold, in the aggregate, approximately 4% of the Company's outstanding Common Stock, have agreed to such restrictions with respect to all of their current stockholdings through August 1, 1998 (180 days following the IPO). In addition, in order to register the Common Stock for sale in certain states the Company's directors prior to the IPO, and all of the Company's executive officers, entered into "lock-in" agreements which prohibit the sale, pledge or encumbrance of all or a substantial majority of their respective shares owned prior to the IPO through January 28, 2000 (two years following the IPO), subject to the right to (i) sell up to 2.5% of the subject shares per quarter during the second year of such agreement, and (ii) continue existing pledges of Common Stock to secure personal borrowings in place prior to the effectiveness of the IPO in the case of two of such individuals. Since directors of the Company who were not directors prior to the IPO did not enter into such "lock-in" agreements,
their shares are not subject to these restrictions.   In order to register
the Common Stock for sale in certain states, except for options to purchase 60,000 shares of Common Stock issued under the 1998 Stock Option Plan for Directors granted immediately following the closing of the IPO, the Company will not grant options or warrants in excess of 15% of the number of outstanding shares of Common Stock to officers, directors, employees, holders of 5% or more of the Common Stock or affiliates through January 28, 1999 (one year following the IPO).

     Prior to the IPO, there was no market for the Common Stock. Further sales of Common Stock under Rule 144 in the public market could adversely affect the market price of the Common Stock or the ability of the Company to raise money through a public offering of its equity securities.

            FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     This Prospectus contains certain forward-looking statements including: (i) anticipated trends in the Company's financial condition and results of operations, including expected changes in the Company's gross profit, sales and marketing expense, product research and development expense, general and administrative expense and professional expenses; (ii) the Company's business strategy for future growth in the market, including the Company's plans regarding anticipated hiring; and (iii) the Company's ability to distinguish itself from its current and future competitors. When used in the Prospectus, the words "believes," "intends," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. In addition to the other risks described elsewhere in this "Risk Factors" Section, important factors to consider in evaluating such forward-looking statements include: (i) changes in external competitive market factors which might impact trends in the Company's results of operations; (ii) unanticipated working capital and other cash requirements;
(iii) general changes in the industries in which the Company competes; and
(iv) various other competitive factors that may prevent the Company from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this "Risk Factors" Section, actual results could differ materially from the forward-looking statements contained in this Prospectus.


                              THE COMPANY

     The Company is a Wisconsin corporation and was incorporated on November 25, 1987. The Company's principal executive offices are located at 1126 South 70th Street, Suite S107B, Milwaukee, Wisconsin 53214-3151, its telephone number is (414) 475-4300 and its Internet address is www.merge.com.


                            USE OF PROCEEDS

     This Prospectus relates to Shares being offered and sold for the account of the Selling Stockholder. The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay all expenses related to the registration of the Shares. See "Plan of Distribution."


                          SELLING STOCKHOLDER

     The Selling Stockholder beneficially owns an aggregate of 108,942 shares of Common Stock as of the date of this Prospectus, or 1.9% of the total number of Shares outstanding. Because the Selling Stockholder may offer all or a portion of the Shares, no estimate can be made of the number of Shares that the Selling Stockholder will beneficially own upon completion of the Offering. The Company previously has entered into financing transactions with the Selling Stockholder. See "Certain Relationships and Related Transactions."

                               DILUTION

     This Offering, which consists solely of Shares previously issued by the Company, is being made for the account of the Selling Stockholder and will not result in dilution to purchasers of the Shares.


                            DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock since its formation. The Company does not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. The Company also anticipates that it may in the future seek to obtain a loan, revolving credit agreement or other financing arrangement, the terms of which may prohibit the declaration and payment of dividends without prior lender approval. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


                         PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Stockholder, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected by one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market; (iii) purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholder or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of the hedging positions they assume with the Selling Stockholder. The Selling Stockholder or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the Shares, which shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such Shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

     The Selling Stockholder and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by the Selling Stockholder and any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholder can presently estimate the amount of any such compensation.
The Company knows of no existing arrangements between the Selling Stockholder and any broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholder. All of the foregoing may affect the marketability of the Common Stock.

     The Company will pay substantially all of the expenses incident to the registration of the Shares. The Selling Stockholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                       AND RESULTS OF OPERATIONS

     The information required by this item is incorporated by reference to the information set forth under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

                               BUSINESS

     The information required by this item is incorporated by reference to the information set forth under the caption "Business" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.

PROPERTIES

     The Company's principal facilities are located in Milwaukee, Wisconsin, in an approximately 14,000 square-foot facility leased through September 2004 at a rate of approximately $203,000 per year. The Company also leases a sales, administrative and service support office in Nuenen, The Netherlands. The Company anticipates that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed. The Company anticipates that it will need to acquire additional office space in fiscal 1998.

EMPLOYEES

     As of March 31, 1998, the Company had 80 employees, including 33 employees in research and development, nine in manufacturing, 10 in quality control, service and support, 12 in sales, five in marketing and sales support activities and 11 in general administration and finance. Seven of the Company's full-time employees reside in Europe performing sales and technical customer support roles. The Company also relies on several part-time employees and consultants. None of the Company's employees is represented by a collective bargaining agreement nor has the Company experienced a work stoppage. Management believes that the Company's relationship with its employees is good.

LEGAL PROCEEDINGS

     The Company is not involved in any material legal proceedings.


                              MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The information required by this item is incorporated by reference to the information set forth under the caption "Management" in the Company's Proxy Statement dated May 18, 1998.

EXECUTIVE COMPENSATION

     The information required by this item is incorporated by reference to the information set forth under the caption "Management - Compensation of Directors and Executive Officers" in the Company's Proxy Statement dated May 18, 1998.


                        MARKET FOR COMMON STOCK

     The Common Stock is included for quotation on the Nasdaq SmallCap Market. The high bid price for the Common Stock, as reported by Nasdaq, for the quarter ended March 31, 1998 was $6.375. The low bid price for the Common Stock, as reported by Nasdaq, for the quarter ended March 31, 1998 was $6.00. These quotations reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

As of the date of this Prospectus, there were 5,778,216 shares of Common Stock, held of record by ___ persons, and no shares of Preferred Stock outstanding.


            CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The information required by this item is incorporated by reference to the information set forth under the caption "Certain Relationships and Related Transactions" in the Company's Proxy Statement dated May 18, 1998.

                        PRINCIPAL SHAREHOLDERS

     The information required by this item is incorporated by reference to the information set forth under the caption "Security Ownership of Certain Beneficial Owners and Management" in the Company's Proxy Statement dated May 18, 1998.


                       DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.

     The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation (the "Articles") and By-Laws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share of Common Stock beneficially owned on each matter submitted to a vote at a meeting of shareholders, subject to Section 180.1150 of the WBCL (described below under "Certain Statutory and Other Provisions"). The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of Directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding Preferred Stock, the holders of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the shareholders. The Company's Articles state that a majority vote of shares represented at a meeting at which a quorum is present is sufficient for all actions that require the vote of shareholders. However, under the WBCL, certain actions require enhanced approval by either a supermajority of two-thirds of all outstanding shares entitled to vote and certain actions require a majority of all outstanding shares entitled to vote. See "Certain Statutory and Other Provisions." All of the outstanding shares of the Common Stock are, and the shares to be sold by Sirrom pursuant to this Offering were legally issued, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the WBCL for unpaid employee wages.

PREFERRED STOCK

     Pursuant to the Articles, the Company's Board of Directors may, without further action by the Company's shareholders, from time to time, issue shares of the Preferred Stock in series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. Any dividend preference of any Preferred Stock which may be issued would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of the Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of the Company before any payment is made to the holders of Common Stock. The issuance of preferred stock will be approved by a majority of the Company's independent directors who do not have an interest in the transaction and who have access, at the Company's expense, to the Company's or independent legal counsel. Under certain circumstances, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium or otherwise adversely affect the market price of the Common Stock or may render more difficult or tend to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Although the Company presently has no plans to issue any of its shares of the Preferred Stock, the Board of Directors of the Company, without shareholder approval, may issue the Preferred Stock with voting and conversion rights which could adversely affect the holders of Common Stock.

LIMITATION OF DIRECTOR LIABILITY

     Section 180.0828 of the WBCL provides that officers and directors of domestic corporations may be personally liable only for intentional breaches of fiduciary duties, criminal acts, transactions from which the director derived an improper personal profit and wilful misconduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. The employment agreements of certain directors and officers contain a provision similar to the provisions of the WBCL.

INDEMNIFICATION

     Under the WBCL, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (i) a wilful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (ii) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) wilful misconduct. The WBCL allows a corporation to limit its obligation to indemnify officers and directors by providing so in its articles of incorporation. The Company's By-Laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

CERTAIN STATUTORY AND OTHER PROVISIONS

     The provisions of the Company's By-Laws and the WBCL described in this section may delay or make more difficult acquisitions or changes of control of the Company not approved by the Company's Board of Directors. Such provisions have been implemented to enable the Company, particularly (but not exclusively) in the initial years of its existence as a publicly-traded company, to develop its business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of the Company and its shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management of the Company without the concurrence of the Board of Directors.

     NUMBER OF DIRECTORS; REMOVAL; VACANCIES. The By-Laws currently provide that the number of Directors shall be not less than three nor greater than eleven. The Company currently has seven Directors. The authorized number of Directors may be changed by amendment of the By-Laws. The By-Laws also provide that the Company's Board of Directors shall have the exclusive right to fill vacancies on the Board of Directors, including vacancies created by expansion of the Board or removal of a Director, and that any Director elected to fill a vacancy shall serve until the next annual meeting of shareholders. The By-Laws further provide that Directors may be removed by the shareholders only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of Directors. This provision, in conjunction with the provisions of the By-Laws authorizing the Board to fill vacant Directorships, could prevent shareholders from removing incumbent Directors and filling the resulting vacancies with their own nominees.

     AMENDMENTS TO THE ARTICLES OF INCORPORATION. The WBCL provides authority to the Company to amend its Articles at any time to add or change a provision that is required or permitted to be included in the Articles or to delete a provision that is not required to be included in the Articles. The Company's Board of Directors may propose one or more amendments to the Company's Articles for submission to shareholders and may condition its submission of the proposed amendment on any basis if the Board of Directors notifies each shareholder, whether or not entitled to vote, of the shareholders' meeting at which the proposed amendment will be voted upon.

     CONSTITUENCY OR STAKEHOLDER PROVISION. Under Section 180.0827 of the WBCL (the "Wisconsin Stakeholder Provision"), in discharging his or her duties to the Company and in determining what he or she believes to be in the best interests of the Company, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the Company operates and any other factors that the director or officer considers pertinent.

     WISCONSIN ANTITAKEOVER STATUTES. Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate the broad range of "business combinations" between a "resident domestic corporation" (such as the Company) and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of the corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution and certain other transactions involving an "interested stockholder," defined as a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Section 180.1141 of the Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Accordingly, the Wisconsin Business Combination Statute's prohibition on business combinations cannot be avoided during the three-year period by subsequent action of the board of directors or shareholders. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock by the interested stockholder prior to the acquisition date, (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder, or (iii) the consideration to be received by shareholders meets certain requirements of the statute with respect to form and amount.

     In addition, the WBCL provides in Sections 180.1130 to 180.1133, that business combinations involving a "significant shareholder" (as defined below) and a "resident domestic corporation" (such as the Company) are subject to a two-thirds supermajority vote of shareholders (the "Wisconsin Fair Price Statute"), in addition to any approval otherwise required. A "significant shareholder," with respect to a resident domestic corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. The Company is an "issuing public corporation" within the meaning of such term under the WBCL. Under Section 180.1131 and Section 180.1132 of the WBCL, the business combinations described above must be approved by 80% of the voting power of the corporation's stock and at least two-thirds of the voting power of the corporation's stock not beneficially held by the significant shareholder who is party to the relevant transaction or any of its affiliates or associates, in each case voting together as a single group, unless the following fair price standards have been met: (i) the aggregate value of the per share consideration is equal to the higher of
(a) the highest price paid for any common stock of the corporation by the significant shareholder in the transaction in which it became a significant shareholder of within two years before the date of the business combination, (b) the market value of the corporation's shares on the date of commencement of any tender offer by the significant shareholder, the date on which the person became a significant shareholder or the date of the first public announcement of the proposed business combination, whichever is highest, or (c) the highest liquidation or dissolution distribution to which holders of the shares would be entitled, and
(ii) either cash, or the form of consideration used by the significant shareholder to acquire the largest number of shares, is offered.

     Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to
(i) acquire more than 5% of the outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Common Stock with the goal of seeking to have the Company repurchase such shares at a premium over the market price.

     Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations such as the Company held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from the Company or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

     CERTAIN ANTITAKEOVER EFFECTS. Certain provisions of the Company's Articles and By-Laws may have significant antitakeover effects, including the ability of the remaining directors to fill vacancies, and the ability of the Board of Directors to issue "blank check" preferred stock which, in turn, allows the directors to adopt a so-called "rights plan" which would entitle shareholders (other than a hostile bidder) to acquire stock of the Company at a discount.

     The explicit grant in the Wisconsin Stakeholder Provision of discretion to directors to consider nonshareholder constituencies could, in the context of an "auction" of the Company, have antitakeover effects in situations where the interests of stakeholders of the Company, including employees, suppliers, customers and communities in which the Company does business, conflict with the short-term maximization of shareholder value.

     The Wisconsin Fair Price Statute may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the Wisconsin Defensive Action Restrictions may have the effect of deterring a shareholder from acquiring the Common Stock with the goal of seeking to have the Company repurchase the Common Stock at a premium. The WBCL statutory provisions and the Company's Articles and By-Law provisions referenced above are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's Board of Directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. Such measures are also designed to discourage investors from attempting to accumulate a significant minority position in the Company and then use the threat of a proxy contest as a means to pressure the Company to repurchase shares of Common Stock at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of the Common Stock, they could increase the likelihood that incumbent Directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of the Company, even though such attempt might be beneficial to the Company and its shareholders.

TRANSFER AGENT AND REGISTRAR

     Firstar Trust Company is the Transfer Agent and Registrar for the Common Stock.


                    SHARES ELIGIBLE FOR FUTURE SALE

     The Company has outstanding 5,778,216 shares of Common Stock. Currently, 2,185,000 shares of Common Stock are freely tradeable without restriction or further limitation under the Securities Act, except for any shares purchased by an "affiliate" of the Company, which will be subject to the limitations imposed on "affiliates" of the Company under Rule 144 promulgated under the Securities Act ("Rule 144"). The 108,942 Shares offered hereby are currently "restricted securities" within the meaning of Rule 144 and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. The 108,942 Shares offered hereby will be freely tradeable upon effectiveness of this registration statement without restriction or further limitation under the Securities Act, but Sirrom has agreed with the Company not to sell, pledge, encumber or otherwise dispose of any of these Shares until August 1, 1998. The remaining 3,484,274 outstanding shares of Common Stock, are "restricted securities." Pursuant to the Company's 1996 Stock Option Plan, options to acquire up to 924,043 shares of Common Stock are held by employees and pursuant to the Company's 1998 Stock Option Plan for Directors, options to acquire 60,000 shares of Common Stock are held by directors; if exercised, the shares so issued shall be freely tradeable subject to certain limitations imposed by Rule 701, including limitations under Rule 144, promulgated under the Securities Act. In addition, the Representative owns the Representative's Warrants, which entitle the Representative to purchase an aggregate of 190,000 shares of Common Stock at an initial exercise price per share equal to $7.80 per share. The Representative's Warrants will be exercisable through January 28, 2002 and contain certain demand and incidental registration rights relating to the underlying Common Stock. The holders of the Representative's Warrants may sell shares of Common Stock acquired by exercise of the Representative's Warrants after one year from the date of exercise thereof without registration subject to the limitations of Rule 144.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may, subject to certain restrictions, sell within any three-month period a number of shares which does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock; or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission as required by Rule 144. Rule 144 also permits the sale of shares without any volume limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. The one-year holding period with respect to 3,484,274 outstanding shares of Common Stock has expired or, with respect to shares issued upon the exercise of options granted under the Company's 1996 Stock Option Plan, is no longer applicable.

     Holders of Common Stock and outstanding stock options holding approximately 67% of the Company's outstanding Common Stock and outstanding options have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company they currently hold without the prior written consent of the Underwriter for the following periods: (i) shareholders holding approximately 62% of the Company's outstanding Common Stock have agreed to such restrictions with respect to all of their current stockholdings, and shares they may obtain by exercising options currently held by them, through October 31, 1998 (275 days following the IPO) and, with respect to 50% of their current stockholdings, and shares they may obtain by exercising options currently held by them through April 29, 1999 (455 days following the IPO); and (ii) Sirrom and Alpha, who hold, in the aggregate, approximately 4% of the Company's outstanding Common Stock, have agreed to such restrictions with respect to all of their current stockholdings through August 1, 1998 (180 days following the IPO). In addition, in order to register the Common Stock for sale in certain states, the Company's directors prior to the IPO, and all of the Company's officers, entered into "lock-in" agreements which prohibit the sale, pledge or encumbrance of all or a substantial majority of their respective shares owned prior to the IPO through January 28, 2000 (two years following the IPO), subject to the right to (i) sell up to 2.5% of the subject shares per quarter during the second year of such agreement, and (ii) continue existing pledges of Common Stock to secure personal borrowings in place prior to the effectiveness of the IPO in the case of two of such individuals. Since directors of the Company who were not directors prior to the IPO did not enter into such "lock-in" agreements, their shares are not subject to these restrictions. In order to register the Common Stock for sale in certain states, except for options to purchase 60,000 shares of Common Stock issued under the 1998 Stock Option Plan for Directors granted immediately following the closing of the IPO, the Company will not grant options or warrants in excess of 15% of the number of outstanding shares of Common Stock to officers, directors, employees, holders of 5% or more of the Common Stock or affiliates through January 28, 1999 (one year following the IPO).

     No predictions can be made as to the effect, if any, that sales of shares of Common Stock under Rule 144 will have on the market price of the Common Stock; sales of Common Stock under Rule 144 in the public market could adversely affect the market price of the Common Stock or the ability of the Company to raise money through a public offering of its equity securities. See "Risk Factors -- Potential Adverse Impact on Market Price of Shares Eligible for Future Sale and Registration Rights."


                             LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon for the Company by Shefsky & Froelich Ltd., Chicago, Illinois.

As of the date of this Prospectus, a member of Shefsky & Froelich Ltd. beneficially owns 40,247 shares of Common Stock.


                                EXPERTS

     The consolidated balance sheets of the Company as of December 31, 1996 and 1997 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three year period ending December 31, 1997 have been incorporated herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.


                         FINANCIAL STATEMENTS

     The information required by this item is incorporated by reference to the information set forth under the caption "Financial Statements" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

                            108,942 Shares


                    Merge Technologies Incorporated


                             Common Stock

                    ______________________________

                              PROSPECTUS
                    ______________________________



                           __________, 1998

No dealer, salesperson, or any other person has been authorized to give any information or make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy any securities, by any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                           TABLE OF CONTENTS
                                                                  Page

Additional Information. . . . . . . . . . . . . . . . . . . . . . . .2
Incorporation of Certain Documents by Reference . . . . . . . . . . .2
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
Forward - Looking Statements and Associated Risks . . . . . . . . . 12
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Selling Stockholder . . . . . . . . . . . . . . . . . . . . . . . . 12
Dilution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Dividend Policy . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . 13
Management's Discussion and Analysis of
  Financial Condition and Results of Operations . . . . . . . . . . 14
Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
Market for Common Stock . . . . . . . . . . . . . . . . . . . . . . 15
Certain Relationships and Related Transactions. . . . . . . . . . . 15
Principal Shareholders. . . . . . . . . . . . . . . . . . . . . . . 16
Description of Securities . . . . . . . . . . . . . . . . . . . . . 16
Shares Eligible for Future Sale . . . . . . . . . . . . . . . . . . 21
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . 22

UNTIL __________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 180.0851 of the WBCL allows a Wisconsin corporation to limit its obligation to indemnify officers and directors by providing so in the articles of incorporation. The Company's By-Laws provide for indemnification of directors and officers to the fullest extent permitted by Wisconsin law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered), the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the WBCL and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a schedule of the estimated expenses to be incurred by the Company in connection with the registration of the securities offered hereby.

Registration Fee                           $   112
Accounting Fees and Expenses               $ 5,000
Legal Fees and Expenses                    $10,000
Miscellaneous                              $   500

Total                                      $15,612
                                           =======

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     Effective May 1996, the Company converted $222,712 of $686,064 subordinated and junior subordinated notes of indefinite maturity and bearing interest at a rate equal to the prime rate plus 3% for the subordinated notes and prime rate plus 4% for the junior subordinated notes payable to Mr. Robert T. Geras, Mr. Warren B. Cozzens, Mr. Mitchell D. Goldsmith, Mr. Phillip J. Hanrahan, Mr. Thomas Jennings, Ms. Mary Jennings, Mr. Christopher Kalmus, Mr. Henry Kuehn, Mr. Jeffrey Lane, Mr. Michael Lechter, Terry Mikkelson, Mr. Michael Regenfuss, Mr. Luke E. Sims, and Mr. Frederick P. Stratton, Jr. (the "Shareholder Notes") and related accrued interest into 191,766 shares of Common Stock. In addition, the Company discharged the remaining $463,352 of the Shareholder Notes and related accrued interest with the issuance of 33,861 shares of Common Stock and a cash payment of $375,000. This sale was exempt from registration as a non-public offering of securities under Regulation D, promulgated under
Section 4(2) of the Securities Act. Each of the purchasers in the transactions described above was given access to financial and non-financial information about the Company and was a sophisticated investor capable of understanding the merits and risks of his or her investment.

     In 1995, the Company issued 111,741 shares of Common Stock in a private placement at $1.34 per share, for aggregate consideration of $150,000. In connection with this private placement, Robert T. Geras, a Director of the Company, and Warren B. Cozzens, a former Director, purchased 22,348 and 89,393 shares of Common Stock, respectively. All Common Stock was paid for with cash. There were no underwriting discounts or commissions in this sale. This sale was exempt from registration as a non-public offering of securities under Regulation D, promulgated under
Section 4(2) of the Securities Act. No general solicitation or general advertising was made in connection with this private placement, and each of the purchasers in this private placement had the opportunity to ask questions of officers of, and to obtain information from, the Company.

     In 1995 and 1996, the Company issued an aggregate of 1,229,148 shares of its Common Stock to 45 accredited investors in a private placement at $1.48 per share. The Company received consideration in connection with this private placement of $205,000 in 1995 and $1,610,000 in 1996. In connection with such private offering, Mr. Geras, a director of the Company, purchased 182,848 shares at the same price offered to other investors. Mr. Cozzens, a former director, also purchased 257,342 shares in this private offering. These amounts reflect the total offering price. There were no underwriting discounts or commissions in this sale. This sale was exempt from registration as a non-public offering of securities under Regulation D, promulgated under Section 4(2) of the Securities Act. No general solicitation or general advertising was made in connection with this private placement, and each of the purchasers in this private placement had the opportunity to ask questions of officers of, and to obtain information from, the Company.

     Effective July 7, 1996, the Company's shareholders approved and adopted the 1996 Stock Option Plan for employees of the Company (the "1996 Plan") which currently provides for the grant of options to purchase, in the aggregate, up to 2,015,826 shares of Common Stock. The 1996 Plan provides for the grant to employees of incentive stock options ("ISOs") and non-qualified stock options. As of the date hereof, options to purchase 924,043 shares of Common Stock have been granted and are outstanding under the 1996 plan at exercise prices ranging from $1.48 to $6.00 per share. The transaction described above was exempt from registration under Rule 701, promulgated under Section 3(b) of the Securities Act.

      In January 1998 the Board of Directors approved the Company's 1998 Stock Option Plan for Directors (the "Director Plan"). As of February 4, 1998, each of the six non-employee Directors of the Company was granted an option to purchase 10,000 Common Shares at an exercise price equal to the IPO price of $6.00 per share. The Company is currently authorized to issue up to an additional 40,000 shares of Common Stock under the Director Plan. One-third of the Directors' options will vest on each of the first, second and third anniversaries of the date of the grant. The transaction described above was exempt from registration under Rule 701, promulgated under Section 3(b) of the Securities Act.

     On June 30, 1997, the Company borrowed $2,000,000 from Sirrom Capital Corporation ("Sirrom"), a third-party institutional "mezzanine" lender, pursuant to a note (the "Sirrom Note") and related security agreement. The Sirrom Note required payments of interest only, computed at 13.5% per annum, payable monthly in arrears through maturity (June 30, 2002). Approximately $1,007,000 of the proceeds of the Sirrom Note were applied by the Company in June 1997 toward the repayment of the bank indebtedness and the balance toward working capital. No principal payments were required prior to maturity. Prepayment in whole or part was permitted without penalty. The Sirrom Note was secured by a first lien on all of the Company's assets, subject to Sirrom's agreement to subordinate its lien to a senior revolving credit facility in an amount not to exceed $2,500,000 provided that initially permitted borrowings under such facility was not to exceed $1,500,000, subject to increase if the Company achieved certain income targets.

     As a condition to issuance of the Sirrom Note, the Company issued a warrant, which granted Sirrom the right to acquire for nominal consideration a base amount of 145,256 Common Shares (the "Sirrom Warrant"). The base amount of Common Shares purchasable under the Sirrom Warrant was determined through arms-length negotiations between Sirrom and the Company. Under the terms of the Sirrom Warrant, in the event the loan was outstanding in whole or in part on the third, fourth and fifth anniversaries of the initial loan funding, additional Shares could be purchased pursuant to the Sirrom Warrant for nominal consideration. The Sirrom Warrant prohibited the sale of shares by the Company to third parties at below fair market value without concomitant antidilution protection to Sirrom, but expressly permitted the issuance of up to 1,354,434 shares pursuant to the 1996 Plan.

     The Sirrom Warrant granted Sirrom the right to attend (but not vote at) Directors' meetings until such time as the Sirrom Note was paid in full. The Sirrom Warrant granted Sirrom a put right for a period of 30 days immediately prior to its expiration at "Fair Market Value," which was to be determined by agreement of the parties or, in the absence of agreement, by two independent appraisers. Sirrom was granted piggyback registration rights in connection with certain registered offerings of the Common Shares and rights of co-sale to participate in sales of the Common Shares by Robert T. Geras or William C. Mortimore.

     By agreement dated October 30, 1997, the Company and Sirrom agreed that upon the expected closing of the IPO: (i) the Sirrom Note would be paid in full; (ii) the Sirrom Warrant would be exercised as to 75% (108,942) of the original number of shares issuable under it; (iii) Sirrom would not offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company for a period of 180 days following the date of the IPO without the prior written consent of the Representative; (iv) Sirrom's right to purchase 25% (36,314) of the original number of shares issuable under the Sirrom Warrant would be terminated; (v) the put option in favor of Sirrom would be canceled; (vi) a termination fee (which ultimately totaled $196,095.60) would be paid to Sirrom; and (vii) the Company agreed to file a registration statement to register shares issued to Sirrom pursuant to the Sirrom Warrant within 120 days (extended to 165 days by amendment dated May 29, 1998) of the Closing of the IPO, provided in no event would such registration statement be declared effective until at least 180 days following the initial closing of an initial public offering of the Common Shares. The amount of the Sirrom Termination Fee was determined through arm's length negotiations between the Company and Sirrom based on factors including the Company's interest in eliminating uncertainty with respect to its future equity-related liabilities and Sirrom's interest in receiving cash in return for relinquishing its put option. Upon the closing of the IPO the Sirrom Warrant was exercised under the terms of the October 30, 1997 agreement.

     The issuance of the Sirrom Note and the Sirrom Warrant were exempt from registration under Section 4(2) of the Securities Act.

     Except as otherwise indicated, the transactions described above were exempt from registration under Section 4(2) of the Securities Act. No general solicitation or general advertising was made in connection with any of the transactions described above, and each of the purchasers in these transactions had the opportunity to ask questions of officers of, and to obtain information from, the Company.

ITEM  27.   EXHIBITS
                             EXHIBIT INDEX
EXHIBIT NO.
-----------

3.1  Articles of Incorporation of Registrant (1)

3.2  Amended and Restated By-Laws of Registrant as of February 3, 1998 (2)

4.1  Form of Lock-Up Agreement (1)

4.2  Common Stock Certificate (1)

4.3  Representative's Warrant (2)

5.1  Opinion of Shefsky & Froelich Ltd. regarding legality

10.1 Employment Agreement dated September 1, 1997 between Registrant and William C. Mortimore (1)

10.2 Merge/Sirrom Revised Modification Agreement dated as of October 30, 1997 (1), and Amendment dated May 29, 1998

10.3 OEM Purchase Agreement between Registrant and Philips Medical Systems Nederland B.V. dated September 24, 1994 and First Amendment dated June 4, 1996 (1)

10.4 Distribution Agreement with Picker International, Inc. (1)

10.5 1996 Stock Option Plan for Employees of Registrant dated May 13, 1996
(1)

10.6 Office Lease for West Allis Center dated May 24, 1996 between Registrant and Whitnall Summit Company, LLC, Supplemental Office Lease dated July 3, 1997 (1) and Supplemental Office Space (2) Lease dated January 30, 1998 (2)

10.7 Alpha Capital Venture Partners Limited Agreement dated March 1, 1997
(1)

10.8 1998 Stock Option Plan For Directors (2)

13.1 Annual Report on Form 10-KSB for the fiscal year ended December 31,
1997

13.2 Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998

21   Subsidiaries of Registrant (1)

23.1 Consent of Shefsky & Froelich Ltd. (see Exhibit 5.1)

23.2 Consent of KPMG Peat Marwick LLP

24   Power of Attorney

-----------

(1) Incorporated by reference to Registration Statement on Form SB-2 (no. 333-39111) effective January 29, 1998.

(2) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

ITEM  28. UNDERTAKINGS

     A.    SUPPLEMENTARY AND PERIODIC INFORMATION, DOCUMENTS AND REPORTS.

     Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant hereby undertakes to continue to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority in that Section.

     B.    INDEMNIFICATION.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     C.    UNDERTAKINGS PURSUANT TO RULE 415.

     The Registrant will (1) file, during any period in which offers or sales of securities are made under this Registration Statement, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement; and
(iii) include any additional or changed material information on the plan of distribution; (2) for purposes of determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                              SIGNATURES

     In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Milwaukee, State of Wisconsin, on July 13, 1998.


                            MERGE TECHNOLOGIES INCORPORATED
                            (Registrant)


                            By:  /s/ William C. Mortimore
                                 ------------------------------
                                 William C. Mortimore
                                 President, Chief Executive Officer
                                 and Director


     In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities indicated this 13th day of July, 1998.


Name                        Position                        Date
----                        --------                        ----


/s/ William C. Mortimore    President,                  July 13, 1998
--------------------------- Chief Executive Officer,
William C. Mortimore        and Director
                            (Principal Executive
                            Officer)


/s/ Colleen M. Doan         Chief Financial Officer,    July 13, 1998
--------------------------- Secretary and Treasurer
Colleen M. Doan             (Principal Accounting
                            Officer and Principal
                            Financial Officer)



The entire Board of Directors:

     William C. Mortimore
     Robert T. Geras
     Robert A. Barish, M.D.
     Dennis Brown
     Michael D. Dunham
     Douglas S. Harrington, M.D.
     Kevin E. Moley


By   /s/  William C. Mortimore                          July 13, 1998
     ---------------------------
     William C. Mortimore,
     as Attorney-in-fact